TEXAS EXCHANGE BANK
PROMISSORY NOTE

$1,600,000.00 October 30, 2015

1. **Definitions**. As used in this Promissory Note, the following terms have the meanings indicated below.

"Bank" means Texas Exchange Bank and its successors and assigns.

"Borrower" means Stack-It Storage I, LLC, a Texas limited liability company.

"Business Day" means any day other than a Saturday, Sunday or any other day on which a Texas state bank is authorized to be closed.

"Deed of Trust" means the Deed of Trust, Security Agreement, Financing Statement, and Assignment of Rents, of even date with this Note, executed by Borrower for the benefit of Bank covering certain real and personal property located in Harris County, Texas, as it may be amended, restated, renewed and extended from time to time.

"Default Loan Rate" means a rate equal to the lesser of (a) the Loan Rate in effect plus two percent (2%) or (b) the Maximum Rate.

"Effective Date" means the date of this Promissory Note as set forth above.

"Loan Agreement" means the letter loan agreement dated October 30, 2015, between Bank and Borrower as such may be amended, renewed, extended and replaced from time to time.

"Loan Documents" means this Note, the Deed of Trust, the Loan Agreement and any and all other agreements, documents, and instruments executed and delivered in connection with this Note, and any future amendments thereto, or restatements thereof, together with any and all renewals, extensions, amendments and modifications to any such agreements, documents, and instruments.

"Loan Rate" means from the Effective Date until the maturity of this Note, interest at seven percent (7%) per annum.

"Maturity Date" means October 30, 2018, or as extended by Bank upon its sole discretion, which may include one or two one-year extensions.

"Maximum Rate" means at the particular time in question the maximum rate of interest which, under applicable law, may then be charged on this Note. If applicable law ceases to provide for such maximum rate of interest, the Maximum Rate means eighteen percent (18%) per annum.

"Note" means this Promissory Note and all modifications, increases, replacements, renewals, and extensions of this Promissory Note.

2. **Promise to Pay**. For value received, Borrower (jointly and severally if more than one), unconditionally hereby promises to pay to the order of Bank, at 301 Commerce Street, Suite 2901, Fort Worth, TX 76102, or at such other place as the holder of this Note may hereafter designate, the principal sum of One Million Six Hundred Thousand & No/100 Dollars ($1,600,000.00) or so much thereof as may be advanced, in lawful money of the United States of America for the payment of private debts, together with interest on the unpaid principal balance from time to time owing hereon computed from the date hereof until maturity at a per annum rate which shall be, except as otherwise provided in this Note, the lesser of (a) the Loan Rate in effect, or (b) the Maximum Rate. Interest on this Note is computed on a 365/360 simple interest basis; that is by applying the ratio of the annual interest over a year of 360 days times the outstanding principal balance, times the actual number of days the principal balance is outstanding, unless such calculation would result in a usurious rate, in which case interest shall be calculated on a per diem basis of a year of 365 or 366 days as the case may be. Borrower acknowledges that this calculation will result in a higher effective interest than the numeric Loan Rate stated in this Note. If Bank has not received the full amount of any scheduled installment payment by the end of ten (10) calendar days after the date it is due, Borrower will pay to Bank a late charge in the amount of five percent (5%) of the delinquent payment amount. Borrower is liable for this late charge only once for each delinquent payment, provided that such late charge shall not be applicable with respect to the principal amount due at maturity of this Note. After an Event of Default has been declared by Bank under this Note or any other Loan Document (monetary or non-monetary) and until cured, this Note shall bear interest at the Default Loan Rate. This Note is subject to multiple advances but does not have a revolving credit feature.

3. **Payments**. This Note is payable as follows: accrued interest at the Loan Rate shall be payable monthly with the first of such installments due on November 30, 2015, and a like installment shall be due on the same day of each succeeding calendar month thereafter until the Maturity Date. Commencing October 30, 2017 (the "Principal Payment Commencement Date"), principal and interest shall be payable in equal monthly installments based upon the then outstanding principal amount advanced based on a 300-month amortization period as of the Principal Payment Commencement Date. The first of such installments shall be due on November 30, 2017, and equal installments shall continue on the same day of each succeeding calendar month (which shall be the same day that interest payments are due) thereafter until the Maturity Date, at which date all unpaid principal and accrued, unpaid interest shall be due and payable.

If any payment of principal or interest on this Note shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and any such extension of time shall be included in computing interest in connection with such payment. All regularly scheduled payments of the indebtedness evidenced by this Note shall be applied first to any accrued, unpaid interest then due and payable hereunder and then to the principal amount then due and payable. All non-regularly scheduled payments and payments made after an Event of Default has occurred and is continuing shall be applied to such indebtedness (including collection costs) as provided in the Loan Agreement, if applicable, and otherwise in such order and manner as the holder of this Note may from time to time determine in its sole discretion. Borrower agrees that all payments of any obligation due hereunder shall be final, and if any such payment is recovered in any bankruptcy, insolvency or similar proceedings instituted by or

against Borrower, all obligations due hereunder shall be automatically reinstated in respect of the obligation as to which payment is so recovered.

4. **Prepayment**. Borrower may prepay this Note in accordance with the following terms and conditions: (a) Any prepayment must be made on a regularly scheduled payment date and must pay the Note in full; (b) Borrower must give at least thirty (30) days prior written note to Bank of its intent to prepay this Note and such notice will be non-revocable; (c) If any prepayment is made during the first twelve (12) months after the Effective Date, Borrower must pay a fee equal to the greater of (i) 3% of the amount of principal being prepaid under the Note, or (ii) twelve (12) months of interest that would have accrued on the outstanding principal under the Note at the Loan Rate; (d) If any prepayment is made after the twelfth (12th) month after the Effective Date but prior to the end of the twenty-fourth month (24th) month after the Effective Date, Borrower must pay a fee equal to 2% of the amount of principal being prepaid under the Note; and (e) If any prepayment is made after the twenty-fourth (24th) month after the Effective Date but prior to the end of the thirty-sixth month (36th) month after the Effective Date, Borrower must pay a fee equal to 1% of the amount of principal being prepaid under the Note. Borrower will not incur any prepayment fee if the Borrower prepays the Note after the thirty-sixth (36th) month after the Effective Date. No prepayment fee shall be due if the prepayment results from proceeds from a casualty or condemnation.

5. **Waiver**. Except as otherwise provided herein and/or in the Loan Agreement, Borrower hereby waives all notices of nonpayment, demands for payment, presentments for payment, notices of intention to accelerate maturity, notices of actual acceleration of maturity, grace, protests, notices of protest, and any other demands or notices of any kind as to this Note, diligence in collection hereof and in bringing suit hereon, and any notice of, or defense on account of, the extension of time of payments or change in the method of payments, and without further notice hereby consents to any and all renewals and extensions in the time of payment hereof either before or after maturity and the release of any party primarily or secondarily liable hereon. Borrower agrees that Bank's acceptance of partial or delinquent payments, or failure of Bank to exercise any right or remedy contained herein or in any instrument given as security for the payment of this Note shall not be a waiver of any obligation of Borrower to Bank or constitute waiver of any similar default subsequently occurring. The holder of this Note is entitled to the benefits and security provided in the Loan Documents.

6. **Events of Default and Remedies**. At the option of Bank, the entire unpaid principal balance and accrued interest owing hereon shall at once become due and payable without notice or demand (except as may be otherwise provided herein or in the other Loan Documents) during the existence of any of the following "Events of Default" (herein so called):

A. The failure of Borrower to pay (or cause to be paid) any installment of principal or interest of this Note in accordance with its terms, through acceleration, or otherwise.

B. An Event of Default occurs under the Loan Agreement.

It is understood and agreed by Borrower that the foregoing "Events of Default" are cumulative and in addition to any "Events of Default" contained in the other Loan Documents, or other documents modifying, renewing, extending, evidencing, securing or pertaining to this Note or the loan evidenced hereby. Upon the occurrence of any of the Events

of Default, and if such has not been cured or expressly waived by the holder hereof, the holder hereof may, at its option, do any one or more of the following: (a) declare the entire unpaid balance of principal of and accrued, unpaid interest upon this Note to be immediately due and payable, (b) reduce any claim to judgment, (c) foreclose all liens and security interests securing payment thereof or any part thereof, and/or (d) without notice of default or demand, pursue and enforce any of Bank's other rights and remedies provided under or pursuant to any applicable laws or agreement. All rights and remedies of Bank shall be cumulative and concurrent and may be pursued singularly, successively, or together, at the sole discretion of Bank, and may be exercised as often as the occasion therefor shall arise. Failure by Bank to exercise any right or remedy during the existence of an Event of Default shall not constitute a waiver of the right to exercise such right or remedy during the existence of any subsequent Event of Default. In the event that Bank, after the occurrence of an Event of Default hereunder, consults an attorney regarding the enforcement of any of its rights under this Note or if this Note is placed in the hands of an attorney for collection or if suit be brought to enforce this Note, Borrower promises to pay all costs thereof, including reasonable attorneys' fees. Such costs and attorneys' fees shall include, without limitation, costs and reasonable attorneys' fees incurred by Bank in any appellate proceedings or in any proceedings under any present or future federal bankruptcy act, state receivership law or probate.

7. **Maximum Rate**. This Note and all of the other Loan Documents are intended to be performed in accordance with, and only to the extent permitted by, all applicable usury laws. If any provision hereof or of any of the other Loan Documents or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the application of such provision to any other person or circumstance nor the remainder of the instrument in which such provision is contained shall be affected thereby and shall be enforced to the greatest extent permitted by law. It is expressly stipulated and agreed to be the intent of the holder hereof to at all times comply with the usury and other applicable laws now or hereafter governing the interest payable on the indebtedness evidenced by this Note. If the applicable law is ever revised, repealed or judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved or received with respect to the indebtedness evidenced by this Note, or if Bank's exercise of the option to accelerate the maturity of this Note, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by law, then it is the express intent of Borrower and Bank that all excess amounts theretofore collected by Bank be credited on the principal balance of this Note (or, if this Note and all other indebtedness arising under or pursuant to the other Loan Documents have been paid in full, refunded to Borrower), and the provisions of this Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectable hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid, or agreed to be paid, by Borrower for the use, forbearance, detention, taking, charging, receiving or reserving of the indebtedness of Borrower to Bank under this Note or arising under or pursuant to the other Loan Documents shall, to the maximum extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the usury ceiling from time to time in effect and applicable to such indebtedness for so long as such indebtedness is outstanding. To the extent

federal law permits Bank to contract for, charge or receive a greater amount of interest, Bank will rely on federal law instead of the Texas Finance Code for the purpose of determining the Maximum Rate. Additionally, to the maximum extent permitted by applicable law now or hereafter in effect, Bank may, at its option and from time to time, implement any other method of computing the Maximum Rate under the Texas Finance Code, or under other applicable law, by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Bank to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration. In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Note. To the extent that Chapter 303 of the Texas Finance Code, is applicable to this Note, the "weekly ceiling" specified in such Chapter 303 is the applicable ceiling; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.

8. **GOVERNING LAW AND VENUE**. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA. BORROWER AGREES THAT THIS NOTE IS PERFORMABLE IN TARRANT COUNTY, TEXAS AND THAT SUCH COUNTY IS PROPER VENUE FOR ANY ACTION OR PROCEEDING INVOLVING THIS NOTE TO THE EXCLUSION OF ALL OTHER VENUES.

9. **Miscellaneous.**

A. Notices or communications to be given under this Note shall be given to the respective parties in writing as set forth in the Loan Agreement.

B. This Note may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, termination or discharge is sought.

C. This Note is secured by the Deed of Trust to which reference is hereby made for a description of the mortgaged premises, the nature and extent of the security, and the rights of the Bank in respect thereof.

D. This Note and all the covenants, promises and agreements contained herein shall be binding upon Borrower's successors, assigns, heirs and personal representatives and inure to the benefit of Bank's successors and assigns.

E. Borrower will pay to Bank, on demand, a processing fee in the amount of $30.00 for each check or electronic item which is provided to Bank by Borrower in payment for an obligation owing to Bank under any Loan Document, but returned or dishonored for any reason.

F. Borrower agrees not to remit to Bank any payment marked "payment in full," "without recourse" or similar language. If Borrower remits a payment which contains such language, Bank may accept the payment without losing any of Bank's rights under this

Note, and Borrower will remain obligated to pay any further amounts owed or that may become owed to Bank.

STACK-IT STORAGE I, LLC,
a Texas limited liability company

By: Stack-It Storage, Inc.,
its Sole Member

By: D. Hughes Watler Jr.
D. Hughes Watler,
Vice President and CFO